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                    July 29, 2020

       Xue Ran Gao
       Chief Executive Officer and Director
       AS Capital, Inc.
       3-11 Building 3, Beihuan East Road, Pinggu Town
       Pinggu District, Beijing
       People's Republic of China

                                                        Re: AS Capital, Inc.
                                                            Preliminary
Information Statement on Form PRE 14C
                                                            Filed July 13, 2020
                                                            File No. 000-55999

       Dear Ms. Gao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Finance